EXHIBIT 10.2.1

***Informal translation – for information purposes only***

PARTIAL ASSET CONTRIBUTION AGREEMENT

The present document is hereinafter referred to as the “Agreement”.

BETWEEN:

1.                                     SAMSONITE, a company with limited liability (société par actions simplifiées), with a share capital of 720,000 EUR,  with its registered office at 27, rue de la Rochefoucauld, 75009 Paris and registered with the commercial register of Paris under number 652 024 159 RCS Paris, represented by Mr Marc Matton, in the capacity of chairman, duly authorised,

(hereinafter referred to as “SAMSONITE”)

2.                                     ARTOIS PLASTURGIE, a company with limited liability (société par actions simplifiées), with a share capital of 37,000 EUR,  with its registered office at 128, boulevard Haussmann, 75008 Paris and registered with the commercial register under number 483 173 308 RCS Paris, represented by Mr Marc Matton, in the capacity of chairman, duly authorised,

(hereinafter referred to as “ARTOIS PLASTURGIE”)

The undersigned 1 and 2 are hereinafter collectively referred to as the “Parties”.

WHEREAS:

1.              AIMS AND MOTIVATION

(a)                                                        SAMSONITE is a French company of which the corporate purpose is defined as follows in article 3 of its articles of association:

“The Company has as its purpose, directly or indirectly, in France as well as abroad:

•                                          the agency, the representation, the manufacturing, the purchase, the wholesale and retail of consumer goods.

And in general:

•                                          all commercial, industrial, civil, immovable, movable, financial and other transactions of whatsoever nature which might, directly or indirectly, be related to or useful to this purpose or which might facilitate its realisation.

The company can participate in and be interested in any companies and undertakings of which the activity might facilitate the realisation of its corporate purpose.

It may act directly or indirectly, both solely and in association, participation, grouping or company with any persons or companies and realise under whatsoever form the transactions within its purpose.”

The duration of SAMSONITE was prolonged by decision of the Extraordinary General Assembly of 9 August 2004 for a duration of 25 years, being effective as of 1 February 2025, i.e. until 1 February 2050.

Its share capital amounts to 720,000 EUR, divided into 45,000 shares each with a nominal value of 16 EUR.

SAMSONITE is administered by a Chairman, Mr Marc Matton.

(b)                                                        ARTOIS PLASTURGIE is a French company which was only recently registered and of which the corporate purpose is defined as follows in article 3 of its articles of association:

“The Company has as its purpose in all countries:

•                                          The conception, production, manufacturing and the merchandising under whatsoever form of any materials and products, in particular the manufacturing of luggage, plastic moulding objects and of any products, services, counselling and assistance in these fields.

•                                          The constitution, acquisition and exploitation of any establishments relating to its corporate purpose,

•                                          All of this directly or indirectly, on its own account or on the account of third parties,  both solely and with third parties, by way of constitution of new companies, contribution, limited partnership, underwriting, purchase of titles or corporate rights, merger, alliance, silent partnership or the hiring, renting or administering of any goods or rights or otherwise,

•                                          and more generally, all commercial, financial, industrial, movable and immovable transactions of whatsoever nature, relating directly or indirectly to the corporate purpose or to any similar, connected or complementary purposes, which might facilitate its realisation or extension.”

The duration of ARTOIS PLASTURGIE was fixed at 99 years starting from the date of its registration with the commercial register, being 11 July 2005.

Its share capital amounts to 37,000 EUR, divided into 37,000 shares held 100% by SAMSONITE.

ARTOIS PLASTURGIE is administered by a Chairman, Mr Marc Matton.

(c)                                                        Due to difficulties experienced, SAMSONITE decided to assign the manufacturing activities for luggage and plastic products carried out at its Hénin Beaumont site under the name SIC.

 With this goal, and rather than proceeding with the closing of this site, SAMSONITE has tried to find a transferee for this site.

In order to facilitate the take-over process of the site, SAMSONITE decided to constitute a new company in the person of ARTOIS PLASTURGIE, to which the production means related to the manufacturing activities of luggage and plastic products,  formerly carried out by SAMSONITE at the Hénin-Beaumont site under the name SIC, will be transferred.

2.              SUBMISSION TO THE REGIME OF DEMERGERS

By explicit agreement between the Parties, and pursuant to article L. 236-22 of the Commercial Code, the Parties agree that the partial contribution transaction as defined by the Agreement will be subject to the provisions of articles L. 236-16 up to L. 236-21 of the Commercial Code.

3.              ENDING OF THE ACCOUNTS

The financial year of each of the Parties ends:

(i)                                    for SAMSONITE, on 31 December, the annual accounts of the financial year ending on 31 December 2004 being approved by the sole shareholder on 30 May 2005;

(ii)                                  for ARTOIS PLASTURGIE, on 31 December, the first financial year will end on 31 December 2006 and the annual accounts of this first financial year will need to be approved by the sole shareholder or by the shareholders before 30 June 2007;

The inventories and balance sheets have served for determining on the one hand the assets and the liabilities which will be transferred to ARTOIS PLASTURGIE or which will be taken over by the latter, and, on the other hand, the remuneration for the partial net asset contribution agreed by SAMSONITE, the transferring company.

ARTOIS PLASTURGIE, registered since 11 July 2005,   has established an intermediate financial report on 11 July 2005 and has not had any activity. Therefore the net financial situation of ARTOIS PLASTURGIE on the date of the Agreement will be used. As to the determination of the exchange ratio, the loss determined in this situation corresponding to the costs of the constitution of the company ARTOIS PLASTURGIE and which have no impact on the economic value of the latter, evaluated at 37,000 EUR, will not be taken into account.

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1.                           PARTIAL ASSET CONTRIBUTION

SAMSONITE transfers to ARTOIS PLASTURGIE, under the ordinary conditions, the conditions by operation of law and the conditions stipulated in the Agreement, the movable and immovable means of production designated and evaluated hereinafter, related to the manufacturing activities for the luggage on the one hand and for the plastic products under the name SIC on the other hand,  including specific production capacity adapted to the manufacturing of the mentioned products, the activities in question (hereinafter “the Activities”) being carried out at the site located at 504/520 boulevard Fernand Darchicourt, 62110 HÉNIN-BEAUMONT.

“Plastic products under the name SIC” means: manufacturing activities of plastic products principally for the automobile and motorcycle industry sectors and the associated know-how, developed by SAMSONITE at the Hénin-Beaumont site before the effective date of the present contribution on the basis of the know-how acquired in the luggage industry.

ARTICLE 2.                           TRANSFERRED ASSETS

The present partial asset contribution being a transaction of transfer to a subsidiary followed by a transfer of titles to a company under distinct control, the immovable assets are valued at their real value and will be retained at their real value in the books of the beneficiary company of the contribution.

The net assets transferred by SAMSONITE to ARTOIS PLASTURGIE include the following goods and assets:

(a)          the business of manufacturing of luggage and plastic products under the name SIC valued on 31 August 2005 at 1 EUR,

(b)         land and premises including the leasing contracts, the totality of these elements being valued at 31 August 2005 of which a descriptive list is attached in Annex 2a to the Agreement, certified by SAMSONITE, the totality of these elements being valued at:

fully owned property: 1,732,000 EUR,

leases: 1 euro, it must be noted that the amount of the payments still due under the leasing contracts was deducted from the value of the fully owned premises,

(c)          the materials and tools used in the carrying out of the transferred activity, described and valued element by element on 31 August 2005 of which a list is attached in Annex 2b to the Agreement, certified by SAMSONITE, the totality of these elements being valued at 527,693 euros,

(d)         the office, movable property, vehicles and IT material,  used in the carrying out of the transferred activity, described and estimated element by element on 31 August 2005 in a list attached in Annex 2c to the Agreement, certified by SAMSONITE, the totality of these elements being valued at 59,436 euros, making a total value of the transferred goods of two million three hundred and nineteen thousand one hundred and thirty-one euros (2,319,131 EUR).

ARTICLE 3.                           EXCLUDED ASSETS AND LIABILITIES

None of the following assets and/or liabilities fall under the scope of the Agreement and are consequently not transferred to ARTOIS PLASTURGIE:

(i)                                    The intellectual and industrial property rights namely the trademarks, patents, designs and models together with the mouldings used at the site or property of SAMSONITE, of a company of the SAMSONITE group or of third parties;

(ii)                                The IT contracts and licenses and the software for the accountancy, invoicing, ordering, the management of the salaries, the Management of the Production Assisted by the Computer (“GPAO”) and Lotus Notes;

(iii)                            The contracts between SAMSONITE and its customers related to the Activities, the receivables held by SAMSONITE against its customers, except for the contracts linked to the SIC activities;

(iv)                               The debts of SAMSONITE with its suppliers;

(v)                                   The stocks of conditioned final goods situated at the site on the effective date of the contribution;

(vi)                               The stocks linked to the Activities situated at the site on the effective date of the contribution and which will be subject to an assignment by separate deed.

Accordingly, ARTOIS PLASTURGIE will have no obligation or right of any nature whatsoever with respect to the abovementioned contracts, receivables and/or debts.

ARTICLE 4.                           LIABILITIES TAKEN OVER

As a compensation for the present contributions, ARTOIS PLASTURGIE commits itself to take over and pay instead of SAMSONITE, a part of the social liabilities of the latter, as estimated on 31 August 2005, the part in question of the liabilities detailed below:

(i)                                     five hundred and ninety thousand one hundred and thirty-seven euros (590,137 EUR) corresponding to the part of the provision for pensions which SAMSONITE keeps in its books for all the employees transferred to ARTOIS PLASTURGIE;

(ii)                                  three hundred and sixty-five thousand and thirty euros (365,030 EUR) corresponding to the paid holidays and the credit of hours acquired at this date by each employee transferred to ARTOIS PLASTURGIE pursuant to article L122-12 of the Employment Code and increased by the related social and fiscal charges (Annex 4 gives details of this liability per employee);

(iii)                               three hundred and thirty thousand one hundred and thirty-nine euros (330,139 EUR) corresponding to the credit of hours and the end of year payments (13th month) acquired at this date by each employee transferred to ARTOIS PLASTURGIE (Annex 4 gives a detail of this liability per employee);

(iv)                              eighty-four thousand nine hundred and seventy-nine euros (84,979 EUR) corresponding to the employment medals                      pursuant to the collective employment agreement and corresponding to the provision which SAMSONITE keeps in its books for all the employees transferred to ARTOIS PLASTURGIE;

it being specified that the transferred liabilities will be supported by ARTOIS PLASTURGIE solely, without assistance from SAMSONITE.

No other liability will be taken over by ARTOIS PLASTURGIE from SAMSONITE. Consequently, SAMSONITE stays the sole debtor of all liabilities related to the manufacturing activity of the luggage (including the plastic moulding) and the plastic products under the name SIC existing at the date of the contribution, as well as of all liabilities that might arise from the contracts signed by SAMSONITE with its clients or suppliers prior to the date of the Agreement, except for the social liabilities as described above.

ARTOIS PLASTURGIE remains solely liable for all liabilities generated by it with respect to the manufacturing activity of luggage (including plastic moulding) and the industrial subcontracting under the name SIC after the effective date of the contributions.

ARTICLE 5.                           NET CONTRIBUTION. REMUNERATION

5.1.                                        The assets transferred are valued at two million three hundred and nineteen thousand one hundred and thirty-one euros (2,319,131 EUR).

5.2.                                        The liabilities are estimated at one million three hundred and seventy thousand two hundred and eighty-five euros (1,370,285 EUR).

 On this basis the net contribution transferred by SAMSONITE amounts to nine hundred and forty-eight thousand eight hundred and forty-six euros (948,846 EUR).

5.3.                                        As remuneration for this contribution, SAMSONITE will receive nine hundred and forty-eight thousand eight hundred and forty-six (948,846) shares of one euro (1 EUR) each, which must be totally paid-up, issued at the increase by ARTOIS PLASTURGIE of its share capital.

ARTICLE 6.                           CHARGES AND CONDITIONS

The contributions are conferred under the general and legal conditions, and in particular under the following conditions:

•                  ARTOIS PLASTURGIE will take over the transferred tangible goods in their state on the date of the entry into possession, without the power to exercise any right or recourse against SAMSONITE, for any reason whatsoever, such as the bad state of the materials, errors in designation or consistency, etc.;

•                  With respect to the immovable goods and rights transferred to ARTOIS PLASTURGIE, the latter will take over the concerned goods and rights in their state at the time of the taking into possession without the power to exercise any right or recourse against SAMSONITE, namely with respect to the state of the immovable goods related to the transferred goods and any defects of whatsoever nature, apparent or hidden, or with respect to the designation or the indicated capacities, any error in the designation and any difference in capacity (in surplus or in minus), if any, being the loss or profit of ARTOIS PLASTURGIE;

•                  ARTOIS PLASTURGIE will tolerate the passive easements encumbering – or which might encumber - the transferred immovable goods, except for defending itself and taking profit from the active easements, if any, at its own risk, without any right against SAMSONITE and without the present stipulations conferring more rights than as provided by law or by ordinary non-prescribed titles on anyone;

•                  A copy of the immovable goods cards relating to the immovable assets figures in Annex 6 A;

•                  From the date of the entry in possession, ARTOIS PLASTURGIE will pay all taxes (including the property tax pro rata temporis for the year 2005), contributions and fees due – or which may be due – in respect of the transferred goods, as well as all ordinary or extraordinary duties and any other charges of whatsoever nature, which are – or will be – inherent in the use of the transferred goods;

•                  ARTOIS PLASTURGIE will continue the employment contracts of the employees working on the Hénin-Beaumont site pursuant to article L122-12 of the Employment Code; Annex 6 B provides a list;

•                  ARTOIS PLASTURGIE will execute all contracts, understandings and agreements with any third parties with respect to the use of the transferred goods;

•                  It will conform to the laws, decrees, regulations and practices relating to the use in the same way of the transferred goods and it will personally be responsible for the permits that might be necessary, at is own risk. In particular, it will underwrite all necessary insurance and other policies against any risks of whatsoever nature in order to cover the operation of the transferred production means, and more generally, of the manufacturing activities of the luggage (including the plastic moulding) and of the industrial subcontracting known under the name SIC which it will develop on the basis of these production means;

•                  It will comply with all legal formalities and publication formalities relating to the contributions within the legal terms and will personally be responsible for the necessary declarations and formalities with any administrations, in order to make the transferred goods its property. It will fulfil, if necessary, all formalities in order to make the transfer of the goods enforceable against third parties.

ARTICLE 7.                           PROPERTY – POSSESSION

ARTOIS PLASTURGIE will be the owner of and take possession of the transferred assets, under title of partial asset contribution, starting from 1 September 2005 at 0 am. The contribution will not have any retrospective effect.

Until the mentioned day, SAMSONITE will continue administering all transferred goods under the same principles, regulations and conditions as in the past. However, it will not take any important decision which might affect these assets without the prior consent of ARTOIS PLASTURGIE.

ARTICLE 8.                           DECLARATION

SAMSONITE declares:

•                      that it owns the activities it pursues on the Hénin-Beaumont-site, using means of production, which are the object of the Agreement, because it has created these;

•                      that the transferred assets are not encumbered with any charge or security, of any nature whatsoever ;

•                      to renounce fully, any privilege or action for annulment which it may have with respect to the transferred assets as a guarantee for the obligations and conditions imposed on ARTOIS PLASTURGIE. Therefore it expressly renounces to any registrations to its benefit have been made in this respect and grants full discharge in this respect to whom it may concern ;

•                      to provide ARTOIS PLASTURGIE with all necessary assistance to ensure the effective transfer of the transferred assets.

ARTICLE 9.                           TAX-RELATED DECLARATIONS

9.1.                           The Parties declare:

•                      that the current partial asset contribution is subject to the common law regime with respect to corporate tax;

•                      that they are subject to the tax regime for stock companies;

•                      that ARTOIS PLASTURGIE, the beneficiary company, for the fixed assets contained in the contribution and in conformity with the administrative doctrine set out in the instructions of 18 February 1981 and 22 February 1990, in application of article 210 III of Annexe II of the General Tax Code, undertakes to ensure the regularisation of the deductions provided for in articles 207 bis, 210, 214, 215, 221 and 225 of the Annexe II of the same Code, under the same conditions than SAMSONITE, the contributing company, would have been submitted to in the absence of the contribution. ARTOIS PLASTURGIE will inform the tax authorities with respect to this undertaking;

•                      that, with regard to the application of article 235 bis of the General Tax Code and 163 of Annexe II of the same Code, ARTOIS PLASTURGIE undertakes to assume SAMSONITE’s investment obligation, on the basis of the wages it paid in the course of 8 months during the year preceding the contribution and the amounts with regard to education and professional training.

•                      that, with regard to registration duties, the current contribution will be registered at the 230 euro fixed rate as the conditions for the application of the fixed rate are fulfilled.

9.2.                           Under penalty of the application of article 1837 of the General Tax Code, the Parties confirm that the Agreement sets out the entire remuneration for the contribution and for the assumed liabilities.

ARTICLE 10.                    MISCELLANEOUS

10.1.                    Handing over of titles

If the contributions are effected, the property titles, archives and all documents with respect to the transferred assets will be handed over to ARTOIS PLASTURGIE.

10.2.                    Costs

The costs, duties and fees in relation to and resulting from the Agreement will be entirely borne by SAMSONITE, except for the registration rights in relation to the Agreement, which will be entirely borne by ARTOIS PLASTURGIE.

10.3.                    Election of domicile

For the execution of the Agreement, the Parties have elected domicile at their respective registered office.

ARTICLE 11.                    CONDITION PRECEDENT

The current contributions are agreed under the condition precedent that they are approved by the extra-ordinary general meeting of shareholders of SAMSONITE and ARTOIS PLASTURGIE and the issuance of the shares in remuneration for the contributions by ARTOIS PLASTURGIE.

If the condition precedent is not fulfilled before 1 September 2005, the Agreement shall be considered void, without damages being due by either Party.

The extra-ordinary general meetings of shareholders of ARTOIS PLASTURGIE and SAMSONITE will have to proceed to adjustments in order to take into account the valuation of the contributed liabilities. The amount of the capital increase, provided for in Article 5.2 of the Agreement will not be modified.

The adjustments will be made as follows:

•                      in the event that the liabilities exceed 1,370,285 euro, ARTOIS PLASTURGIE will determine a receivable on SAMSONITE.

•                      in the event that the liabilities do not exceed 1,370,285 euro, the remaining amount will be contributed as a contribution premium.

ARTICLE 12.                    LAND PUBLICITY - NOTARY PUBLIC

For the purposes of the land publicity, the Parties require Mr. Stéphane Cezevic to draft a deed of deposit in original with certification of handwriting and signatures.

Furthermore, the parties grant Mr. Stéphane Cezevic every authority to draft all required additional deeds or deeds rectifying either mistakes or omissions with regard to the designation of the contributed immovable goods and rights.

Made in Paris on 28 July 2005,

In six original copies

/s/ Marc Matton	/s/ Marc Matton
SAMSONITE	ARTOIS PLASTURGIE
Marc Matton	Marc Matton